EXHIBIT 4.3

                        [Letterhead of William Gustafson]



March 2, 2004

Mr. Martin Nielson
Hy-Tech Technology Group, Inc.
1840 Boy Scout Drive
Fort Myers, FL 33907

         RE:       RETAINER AGREEMENT

Dear Mr. Nielson:

      Please accept this letter as confirmation that Hy-Tech Technology Group, Inc. (the "Company"), has agreed to this retainer agreement (the "Retainer") between the Company and William Gustafson, Esq. ("Gustafson"). The agreement is to take effect as of even date herewith. The agreement, which we understand was approved by the Company's Board of Directors, is for the Company to pay part of its outstanding bill for legal services with shares of the Company's common stock, $.001 par value.

      We understand that the retainer will be satisfied by the issuance of 500,000 shares valued at $6,500. The board of directors has approved the filing of a registration on Form S-8 for these 500,000 shares. The legal services for which these shares are being registered and subsequently issued to William Gustafson, did not include any services in connection with the offer or sale of securities in a capital raising transaction, and did not directly or indirectly promote or maintain a market for the Company's securities.

      Please note that this letter may be filed as an exhibit to the Form S-8. In order to effectuate the Retainer, please sign this letter and return it to my office. If you have any questions, please call me.


Sincerely,


/s/ William Gustafson, Esq.
WILLIAM GUSTAFSON, ESQ.


ACCEPTED AND AGREED:

HY-TECH TECHNOLOGY GROUP, INC.

By:    /s/ Martin Nielson
       -------------------------
Name:  Martin Nielson
Title: CEO